Exhibit 99.1
For Immediate Release

CONTACT: George R. Trumbull
NYMAGIC, INC.
(212) 551-0610


NYMAGIC, INC. REPORTS 2003 THIRD QUARTER RESULTS


New York, November 7, 2003 - NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the quarter and nine months ended September 30, 2003.

George R. Trumbull, Chairman and Chief Executive Officer, announced that net earnings for the third quarter ended September 30, 2003 totaled $6.9 million, or $.70 per diluted share, compared with $3.4 million, or $.37 per diluted share, for the third quarter ended September 30, 2002. Net earnings for the nine months ended September 30, 2003 totaled $12.8 million, or $1.31 per diluted share, compared with $8.1 million, or $.88 per diluted share, for the nine months ended September 30, 2002.

Net realized investment gains after taxes in the third quarter of 2003 were $360,000, or $.04 per diluted share, compared with net realized investment losses after taxes of $733,000, or $.08 per diluted share for the third quarter of 2002. Net realized investment gains after taxes for the nine months ended September 30, 2003 were $345,000, or $.04 per diluted share, compared with net realized investment losses after taxes of $2.5 million, or $.27 per diluted share, for the same period in 2002.

Mr. Trumbull commented, "We are pleased with the results to date for this year. Net income and net investment income were both up significantly over 2002 while the gross premiums written in our core lines of business (ocean marine, inland marine/fire and other liability) increased collectively by 11%. Inland marine/fire and other liability lines grew 18% and 32 %, respectively, and ocean marine grew by 6%.

"This modest increase in ocean marine masks what we believe is an excellent result driven by our disciplined approach to growth and our goal to make a consistent underwriting profit.

"Gross premiums in the marine liability category, our most profitable class, grew by 30% for the nine months ended September 30, and 28% for the quarter ended September 30. However, aggregate gross written premiums in our other marine classes were lower both in the third quarter and through nine months. A number of accounts in the hull, cargo and rig classes were not renewed due to pricing and/or underwriting concerns. In addition, premiums in the rig class were also lower because we wrote some one-time builders' risk policies in 2002, which were not repeated in 2003. Further, Southern Marine & Aviation did not begin contributing to gross premiums until after September 30.

"In August, we commenced underwriting a programmed book of commercial automobile liability insurance, which contributed $1.3 million in gross premiums in the third quarter, and is focused on mid-sized trucking fleets in the New York Metropolitan area. We believe this is an excellent opportunity to expand our presence in this specialty casualty area. It is a well established and controlled seasoned book of niche business which is written with one of our best producers and which fits our underwriting guidelines nicely."

Net premiums earned declined by 18% to $69.9 million for the first nine months of 2003 from $85.0 million for the same period of 2002. This decline was a direct result of the Company's previously announced decisions to cease writing aircraft business and withdraw from operations in London. Net premiums earned in the Company's core lines of business during the same period increased by 40% to $67.2 million, from $48.0 million last year. A detailed reconciliation of the Company's premiums is presented within the supplemental information section of the attached comparative table.

Mr. Trumbull commented further on investment results: "Investment income for the third quarter of 2003 totaled $9.8 million, a 152% increase over the same period of 2002. The level of investment income achieved during the third quarter of 2003 reflects the implementation of our investment strategy. During the first nine months of 2003, the Company's invested assets (including receivables for securities sold) grew by approximately $74 million to $503 million at September
30. We are pleased with the level of cash flow generated this year."

During the third quarter of 2003, shareholders' equity rose to $240.1 million and book value per share increased to $24.34. Mr. Trumbull observed further that "overall, I am very pleased with our results for the first nine months of 2003."

NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in underwriting ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

Any forward-looking statements concerning the Company's operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company's performance in 2003 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, the estimation of loss reserves and loss reserve development, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, changes in the ratings assigned to the Company by rating agencies and other risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results for the 2003 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.









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



                                  NYMAGIC, INC.
                                TABLE OF RESULTS
                (Unaudited) (In thousands, except per share data)

                              Three Months Ended     Nine Months Ended
                                September 30,          September 30,
                                2003     2002          2003     2002
                               ------   ------        ------  -------
Revenues:
Net premiums earned            $21,394 $ 27,746       $69,947 $84,990
Net investment income            9,835    3,900        15,324  11,791
Realized investment gains
 (losses)                          554   (1,127)          532  (3,899)
Commission and other income         13       84         1,767   1,459
                                ------   ------        ------  -------
Total revenues                  31,796   30,603        87,570  94,341

Expenses:
Net losses & loss
 adjustment expenses            12,753   17,175        40,275  54,298
Policy acquisition expenses      3,767    4,230        13,437  13,533
General & administrative
 expenses                        4,640    4,322        14,205  14,954
                                ------   ------        ------  -------
Total expenses                  21,160   25,727        67,917  82,785

Income before income taxes      10,636    4,876        19,653  11,556

Total income tax expense         3,715    1,453         6,845   3,427
                                ------   ------        ------  -------

Net income                      $6,921   $3,423       $12,808  $8,129

Earnings per share:
       Basic                     $ .71   $  .37        $ 1.33  $  .88
                                ------   ------        ------  -------
       Diluted                   $ .70   $  .37        $ 1.31  $  .88
                                ------   ------        ------  -------
Weighted average shares outstanding:
       Basic                     9,706    9,276         9,662   9,274
       Diluted                   9,873    9,281         9,789   9,288

Balance sheet data:      September 30,    December 31,
                                  2003            2002
                                  ----           -----
Shareholders' equity          $240,069        $220,953
Book value per share (1)        $24.34          $23.54

(1) Calculated on a fully diluted basis.




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


Supplementary information:

NYMAGIC Gross Premiums Written
by Segment             Nine months ended          Three months ended
                         September 30,               September 30,
                     2003    2002   Change    2003      2002   Change
                   ---------------------------------------------------
                                (Dollars in thousands)

Ocean marine       $68,792  $64,812     6%   $20,084   $22,926   (12%)
Inland marine/fire  10,392    8,824    18%     3,204     3,806   (16%)
Other liability     15,795   11,941    32%     7,831     5,040    55%
                   ---------------------------------------------------
Subtotal            94,979   85,577    11%    31,119    31,772    (2%)
Aircraft             3,441   34,663   (90%)      732     6,514   (89%)
MMO London             ---      157  (100%)      ---      (162) (100%)
                   ---------------------------------------------------
Total              $98,420 $120,397   (18%)  $31,851   $38,124   (16%)
                   ===================================================


NYMAGIC Net Premiums Written
by Segment             Nine months ended          Three months ended
                         September 30,               September 30,
                     2003     2002  Change    2003      2002   Change
                   ---------------------------------------------------
                               (Dollars in thousands)

Ocean marine       $49,431  $52,203    (5%)  $13,753   $18,773   (27%)
Inland marine/fire   2,971    1,751    70%       848       780     9%
Other liability     14,145    8,606    64%     6,827     2,732   150%
                   ---------------------------------------------------
Subtotal            66,547   62,560     6%    21,428    22,285    (4%)
Aircraft             2,612   21,824   (88%)    1,007     4,265   (76%)
MMO London             ---      302  (100%)      ---       189  (100%)
                   ---------------------------------------------------
Total              $69,159  $84,686   (18%)  $22,435   $26,739   (16%)
                  ====================================================


NYMAGIC Net Premiums Earned
by Segment             Nine months ended         Three months ended
                         September 30,              September 30,
                     2003     2002   Change    2003     2002    Change
                   ---------------------------------------------------
                               (Dollars in thousands)

Ocean marine       $52,732  $42,748    23%   $15,454    15,590    (1%)
Inland marine/fire   2,942    1,521    93%     1,077       611    76%
Other liability     11,512    3,725   209%     3,837     1,079   256%
                   ---------------------------------------------------
Subtotal            67,186   47,994    40%    20,368    17,280    18%
                   ---------------------------------------------------
Aircraft             2,761   32,837   (92%)    1,026     9,193   (89%)
MMO London             ---    4,159  (100%)       --     1,273  (100%)
                   ---------------------------------------------------
Total              $69,947  $84,990   (18%)  $21,394   $27,746   (23%)
                   ===================================================







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